Exhibit 10.11.4
THIRD AMENDMENT TO LEASE
     This Third Amendment (the “Third Amendment“) to Lease is made as of August 28, 2003, by and between ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company, having an address at 135 North Los Robles Avenue, Suite 250, Pasadena, California 91101 (“Landlord”), and IOMAI CORPORATION, a Delaware corporation, having an address at 20 Firstfield Road, Gaithersburg, Maryland 20878 (“Tenant”).
RECITALS
     A. Pursuant to that certain Lease, dated as of December 18, 2000, by and between Landlord and Tenant (the “Original Lease”), as amended by that certain First Amendment to Lease, dated November 29, 2001 (the “First Amendment”) (the Original Lease, as amended by the First Amendment, is herein the “Amended Lease”), Landlord leased to Tenant that certain premises (the “Original Premises”) located at 20 Firstfield Road, Gaithersburg, Maryland (the “Project”) and more particularly described in the Amended Lease.
     B. Pursuant to that certain Lease Agreement, dated as of December 22, 2000, by and between Surgi-Vision, Inc., a Delaware corporation (“Sublandlord”) and Landlord (the “Surgi-Vision Lease”), Landlord leased to Sublandlord that certain premises (the “Surgi-Vision Premises”) consisting of approximately 18,500 rentable square feet at the Project and more particularly described in the Surgi-Vision Lease.
     C. Pursuant to that certain Agreement of Sublease, dated as of June, 2002, by and between Sublandlord and Tenant, as subtenant (the “Sublease”), Sublandlord subleased to Tenant approximately 4,437 rentable square feet of the Surgi-Vision Premises (the “Subleased Space”), as more particularly described in the Sublease; and pursuant to that certain Consent to Sublease, dated as of June 24, 2002, by and among Landlord, Sublandlord and Tenant (the “Consent”), Landlord consented to the Sublease subject to the terms and conditions contained therein.
     D. Pursuant to that certain Lease Termination Agreement, effective as of October 25, 2002, by and between Landlord and Sublandlord, Landlord terminated the Surgi-Vision Lease.
     E. Pursuant to that Second Amendment to Lease, dated April 14, 2003 (the “Second Amendment”), Landlord and Tenant amended the Amended Lease to incorporate the Subleased Space and to further expand the Original Premises by adding in two segments, approximately 4,498 rentable square feet (the “First Expansion Space”) and approximately 5,570 rentable square feet (the “Second Expansion Space”), each located on the second floor of the Project (the Subleased Space, the First Expansion Space and the Second Expansion Space are herein collectively, the “Expansion Space”). The Original Premises and the Expansion Space are herein collectively, the “Premises.” The Amended Lease, as amended by the Second Amendment, is herein the “Lease”.
     F. Landlord and Tenant now desire to further amend the Lease to, among other things, provide for an additional tenant improvement allowance for use with respect to the Lab Space Improvements (as defined in the Second Amendment), upon the terms herein set forth.
AGREEMENT

     Now, therefore, the parties hereto agree that the Lease is amended as follows:
1. Base Rent. Base Rent shall be increased effective as of the first date of the first calendar month immediately following each monthly disbursement made in connection with the Second Additional TIA (as defined below), by an amount necessary to fully amortize the aggregate Second Additional TIA disbursed by Landlord pursuant to the Amended and Restated Work Letter (as defined below), in equal monthly payments over the remaining Base Term and the Extension Term, as calculated based on a 10.5% annual interest rate. In the event Tenant elects not to exercise the Extension Right set forth in Section 39(a) of the Lease, upon expiration of the Base Term, Tenant shall pay to Landlord as Additional Rent an amount equal to the unamortized portion of the aggregate Second Additional TIA. Notwithstanding anything in Section 4 of the Lease to the contrary, that portion of Base Rent attributable to the repayment of the Second Additional TIA shall not be subject to annual adjustment.
2. Second Additional Tenant Improvement Allowance. Landlord shall provide to Tenant, at Tenant’s election, a second additional tenant improvement allowance in an amount equal to $40.00 per rentable square foot of the Expansion Space, up to a maximum amount of $580,200.00 (“Second Additional TIA”) to be used by Tenant for construction of Lab Space Improvements, provided, however, that Tenant shall not be permitted to use the Second Additional TIA until the entire amount of the Additional TIA (as defined in the Second Amendment) has been used. The Second Additional TIA shall be administered and disbursed in accordance with the terms and conditions of the Amended and Restated Work Letter attached hereto as Exhibit A and incorporated herein by reference (the “Amended and Restated Work Letter”), which Amended and Restated Work Letter shall supersede that certain Work Letter dated April 14, 2003 by and between Landlord and Tenant. For purposes of the Lease, as amended hereby, all references to the “Work Letter” shall be deemed to mean the Amended and Restated Work Letter. In no event shall Tenant use the Second Additional TIA to further improve, alter or otherwise renovate any existing improved laboratory space within the Original Premises. Landlord shall make the Second Additional TIA available to Tenant for a period of eighteen (18) months following the date hereof.
3. Miscellaneous.
     (a) This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.
     (b) This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
     (c) This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Third Amendment attached thereto.

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     (d) Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively “Broker“) in connection with this transaction, and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.
     (e) Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.
(Signatures on Next Page)

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     IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

TENANT: IOMAI CORPORATION, a Delaware corporation
By:
Name:
Title:

LANDLORD: ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company
By:	ARE-GP/VI Holdings QRS Corp., a Delaware corporation, managing member

By:
Name:
Title:

4

EXHIBIT A
AMENDED AND RESTATED WORK LETTER
     THIS AMENDED AND RESTATED WORK LETTER dated August 28, 2003 (this “Agreement”) is made and entered into by and between ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company (“Landlord”), and IOMAI CORPORATION, a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated December 18, 2000 (the “Original Lease”), as amended by the First Amendment to Lease dated November 29, 2001 (the “First Amendment”), the Second Amendment to Lease dated April 14, 2003 (the “Second Amendment”), and the Third Amendment to Lease dated of even date herewith (the “Third Amendment”) (the Original Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, is herein the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.
RECITALS
          R-1. Landlord and Tenant entered into that certain Work Letter dated April 14, 2003, which was attached to and made a part of the Lease ( “the Existing Work Letter”).
          R-2. Pursuant to the Third Amendment, the Lease has been amended to provide for the Second Additional TIA on the terms therein set forth.
          NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto for themselves, their respective successors and assigns, do hereby covenant and agree as follows:
          Article I. Existing Work Letter Superceded. The parties agree that this Work Letter amends and restates the terms and provisions of the Existing Work Letter in its entirety, and that the Existing Work Letter is hereby superseded, and the terms and provisions contained herein shall prevail and be controlling.
          Article II. Modified and Restated Text. All of the terms and provisions of the Existing Work Letter are hereby amended and restated in their entirety to read as follows:

MODIFIED AND RESTATED TEXT:
     THIS WORK LETTER dated August 28, 2003 (this “Work Letter”) is made and entered into by and between ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company (“Landlord”), and IOMAI CORPORATION, a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated December 18, 2000 (the “Original Lease”), as amended by the First Amendment to Lease dated November 29, 2001 (the “First Amendment”), the Second Amendment to Lease dated April 14, 2003 (the “Second Amendment”), and the Third Amendment to Lease dated of even date herewith (the “Third Amendment”) (the Original Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, is herein the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.
1. General Requirements
     (a) Tenant’s Authorized Representative. Tenant designates Rip Wilson and Merv Hamer (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. No period set forth herein for any approval of any matter by Tenant’s Representative shall be extended by reason of any change in Tenant’s Representative.
     (b) Landlord’s Authorized Representative. Landlord designates Larry Diamond (“Landlord’s Representative”) as the only person authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. No period set forth herein for any approval of any matter by Landlord’s Representative shall be extended by reason of any change in Landlord’s Representative.
     (c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “Tl Architect”) for the Lab Space Improvements (as defined below), the general contractor and any subcontractors for the Lab Space Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.
     (d) Development Schedule. The Lab Space Improvements may be completed in one or more phases, and the schedule for design and development of each phase of the Lab Space Improvements, including without limitation the time periods for delivery of construction documents and performance, shall be in substantially the form attached hereto as Schedule A (each development schedule is herein a “Development Schedule”).

2. Lab Space Improvements
     (a) Lab Space Improvements Defined. As used herein, “Lab Space Improvements” shall mean all improvements to any additional laboratory space within the Premises and any auxiliary support areas to such additional laboratory space desired by Tenant of a fixed and permanent nature. Other than funding the Aggregate Tl Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.
     (b) Tenant’s Space Plans. For each phase of the Lab Space Improvements, Tenant shall deliver to Landlord schematic drawings and outline specifications (the “Tl Design Drawings”) detailing Tenant’s requirements for such phase of the Lab Space Improvements. The TI Design Drawings for the first phase of the Lab Space Improvements shall be delivered to Landlord within 120 business days of the date hereof. Not more than 10 business days following Landlord’s receipt of any such TI Design Drawings, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the Tl Architect with regard to such Tl Design Drawings. Tenant shall cause such Tl Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 business days thereafter. Such process shall continue until Landlord has approved the applicable Tl Design Drawings.
     (c) Working Drawings. Not later than 30 business days following the approval of the Tl Design Drawings by Landlord, Tenant shall cause the Tl Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the applicable Lab Space Improvements (“Tl Construction Drawings”), which Tl Construction Drawings shall be prepared substantially in accordance with the Tl Design Drawings. Tenant shall be solely responsible for ensuring that the Tl Construction Drawings reflect Tenant’s requirements for the applicable Lab Space Improvements. Landlord shall deliver its written comments on the Tl Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Tl Design Drawings. Tenant and the Tl Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the Tl Construction Drawings is consistent with the Tl Design Drawings, Landlord shall approve the Tl Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 2(d) below, Tenant shall not materially modify the Tl Construction Drawings except as may be reasonably required in connection with the issuance of the Tl Permit (as defined in Section 4(b) below).
     (d) Approval and Completion. Upon any dispute regarding the design of the Lab Space Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant shall make the final decision regarding the design of the Lab Space Improvements, provided Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, provided further that all costs and expenses resulting from any such decision by Tenant shall be payable out of the Tl Fund, as defined in Section 6(d) below. Any changes to the Tl Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 5 hereof.

3. [Intentionally Deleted]
4. Performance of Tenant’s Work
     (a) Definition of Tenant’s Work. As used herein, “Tenant’s Work” shall mean the work of constructing the applicable phase of Lab Space Improvements.
     (b) Commencement and Permitting of Tenant’s Work. Tenant shall commence construction of each phase of the Lab Space Improvements upon obtaining a building permit (the “Tl Permit”) authorizing the construction of the applicable phase of Lab Space Improvements consistent with the Tl Construction Drawings approved by Landlord. The cost of obtaining the Tl Permit shall be payable from the Tl Fund. Consistent with its obligations under this Work Letter and to the extent not detrimental to Landlord’s interests, Landlord shall assist Tenant in obtaining the Tl Permit.
     (c) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the Tl Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion.
     (d) Completion of Tenant’s Work. Tenant’s Work shall be deemed substantially complete when the Tenant’s Work is completed in a good and workmanlike manner in accordance with the TI Permit, subject only to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion”). For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit; (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of Tenant’s Work.
5. Changes. Any changes requested by Tenant to the Lab Space Improvements after the delivery and approval by Landlord of the Tl Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 5 and shall be subject to the written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed.
     (a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.
     (b) Implementation of Changes. If Landlord approves such Change and Tenant deposits with Landlord any Excess Tl Costs (as defined in Section 6(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted.
6. Costs

     (a) Budget For Lab Space Improvements. Before the commencement of construction of any phase of the Lab Space Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or which will be incurred, in connection with the design and construction of the applicable Tenant’s Work (the “Budget”). The Budget shall be based upon the Tl Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 3.0% of the hard construction related costs of the Lab Space Improvements for monitoring and inspecting the construction of Tenant’s Work, which sum shall be payable from the Tl Fund. If the Budget is greater than the Aggregate Tl Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the applicable Lab Space Improvements, for disbursement by Landlord as described in Section 6(d).
     (b) Aggregate Tl Allowance. Landlord shall provide to Tenant, at Tenant’s election, a tenant improvement allowance (collectively, the “Aggregate Tl Allowance”) as follows:
            (i) a tenant improvement allowance (the “TI Allowance”) in the maximum amount of $2 per rentable square foot for the Expansion Space in the Premises, or $29,010 in the aggregate, which is included in the Base Rent set forth in the Second Amendment and which may, at Tenant’s option as provided in Section 6 of the Second Amendment, be used in connection with the Lab Space Improvements;
            (ii) an additional tenant improvement allowance (the “First Additional TIA”) in the maximum amount of $60 per rentable square foot in the Premises, or $870,300 in the aggregate, which shall, to the extent used, result in adjustments to the Base Rent as set forth in Section 2(d) of the Second Amendment; and
            (iii) a second additional tenant improvement allowance (the “Second Additional TIA”) in the maximum amount of $40 per rentable square foot in the Premises, or $580,200.00 in the aggregate, which shall, to the extent used, result in adjustments to the Base Rent as set forth in Section 1 of the Third Amendment (the First Additional TIA and the Second Additional TIA are herein collectively, the “Additional TIA”).
Before commencing any Tenant’s Work, Tenant shall notify Landlord how much Additional TIA Tenant has elected to receive from Landlord and how much of the TI Allowance Tenant has elected to use towards the particular phase of the Lab Space Improvements. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute discretion. The Aggregate Tl Allowance with respect to the Lab Space Improvements only shall be disbursed in accordance with this Work Letter.
     (c) Costs Includable in Tl Fund. The Tl Fund shall be used solely for the payment of design and construction costs in connection with the construction of the Lab Space Improvements, including, without limitation, the cost of preparing the Tl Design Drawings and the Tl Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “Tl Costs”). Notwithstanding anything to the contrary contained herein, the Tl Fund shall not be used to purchase any furniture, personal property or other non-Building System materials or equipment, including, but not be limited to, biological safety cabinets and other scientific equipment not incorporated into the Improvements.

     (d) Excess Tl Costs. It is understood and agreed that Landlord is under no obligation to bear any portion of the cost of any of the Lab Space Improvements except to the extent of the Aggregate Tl Allowance. If at any time and from time-to-time, the remaining Tl Costs under the Budget exceed the remaining unexpended Aggregate Tl Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to fund the Aggregate Tl Allowance, 100% of the then current Tl Cost in excess of the remaining Aggregate Tl Allowance (“Excess Tl Costs”). If Tenant fails to deposit, or is late in depositing, any Excess Tl Costs amount with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same will be considered Rent. Such deposit of Excess Tl Costs, together with the remaining Aggregate Tl Allowance, is herein referred to as the “Tl Fund”. Funds so deposited by Tenant shall be the first thereafter disbursed to pay Tl Costs. Notwithstanding anything to the contrary set forth in this Section 6(d), Tenant shall be fully and solely liable for Tl Costs and the cost of Minor Variations in excess of the Aggregate Tl Allowance. If upon Substantial Completion of the Lab Space Improvements and the payment of all sums due in connection therewith there remains any undisbursed Tl Fund, Tenant shall be entitled to such undisbursed Tl Fund solely to the extent of any Excess Tl Costs deposit Tenant has actually made with Landlord.
     (e) Payment for Tl Costs. Landlord shall pay Tl Costs once a month against a draw request in Landlord’s standard form, containing such certifications, lien waivers, inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of each phase of the Lab Space Improvements, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for such portion of the Lab Space Improvements.
7. Miscellaneous
     (a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.
     (b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.
     (c) Counterparts. This Work Letter may be executed in any number of counterparts but all counterparts taken together shall constitute a single document.
     (d) Governing Law. This Work Letter shall be governed by, construed and enforced in accordance with the internal laws of the state in which the Premises are located, without regard to choice of law principles of such State.
     (e) Time of the Essence. Time is of the essence of this Work Letter and of each and all provisions thereof.

     (f) Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the Tl Fund during any period Tenant is in Default under the Lease.
     (g) Severability. If any term or provision of this Work Letter is declared invalid or unenforceable, the remainder of this Work Letter shall not be affected by such determination and shall continue to be valid and enforceable.
     (h) Merger. All understandings and agreements, oral or written, heretofore made between the parties hereto and relating to Tenant’s Work are merged in this Work Letter, which alone (but inclusive of provisions of the Lease incorporated herein and the final approved constructions drawings and specifications prepared pursuant hereto) fully and completely expresses the agreement between Landlord and Tenant with regard to the matters set forth in this Work Letter.
     (i) Entire Agreement. This Work Letter is made as a part of and pursuant to the Lease and, together with the Lease, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Work Letter is subject to all of the terms and limitation set forth in the Lease, and neither party shall have any rights or remedies under this Work Letter separate and apart from their respective remedies pursuant to the Lease.
          Article III. Ratification and Confirmation. The Existing Work Letter, as amended and restated in accordance with the provisions of this Agreement, is hereby ratified and confirmed in all respects by Landlord and Tenant.
          Article IV. Amendment. This Agreement may be amended by and only by an instrument executed and delivered by each party hereto.
          Article V. Effectiveness. This Agreement shall become effective upon and only upon its execution and delivery by each party hereto.
(Signatures on next page)

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

TENANT: IOMAI CORPORATION, a Delaware corporation
By:
Name:
Title:

LANDLORD: ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company
By:	ARE-GP/VI Holdings QRS Corp., a Delaware corporation, managing member

By:
Name:
Title:

SCHEDULE A TO WORK LETTER
Development Schedule

Event	Date
Delivery of space plans for TI Design Drawings pursuant to Section 2(b) of the Work Letter

Delivery of TI Construction Drawings pursuant to Section 2(c) of the Work Letter

Commence construction of phase Lab Space Improvements

Substantial Completion of phase Lab Space Improvements

Issuance of Temporary Certificate of Occupancy